EXHIBIT 23.3

INDEPENDENT AUDITORS’ CONSENT

     We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-110810 of CHS Inc. of our report dated June 16, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets in 2002) on the consolidated financial statements of Ventura Foods, LLC and Subsidiary, appearing in the Annual Report on Form 10-K/A-3 of CHS Inc. for the year ended August 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
March 1, 2004